                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Moovies, Inc.:



     We consent to incorporation by reference in the Registration Statement on Form S-8 of Moovies, Inc. of our report dated March 1, 1996, relating to the consolidated balance sheets of Moovies, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Moovies, Inc.



KPMG PEAT MARWICK LLP
Greenville, South Carolina
June 26, 1996